UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2005

DOCUMENT SECURITY SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

New York	0-14621	16-1229730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

First Federal Plaza, Suite 1525 28 East Main Street Rochester, NY	14614
(Address of principal executive offices)	(Zip Code)

     Registrant’s telephone number, including area code: (585) 325-3610

Not Applicable
(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 28, 2005, the Compensation Committee of the Board of Directors of Document Security Systems, Inc. (the "Committee") approved accelerating the vesting of all unvested options for all employees, including executive officers, but excluding non-employee directors. The Committee took the action in the strong belief that it is in the best interest of shareholders as the primary purpose of the vesting acceleration is to minimize future compensation expense associated with the accelerated options upon the Company's planned adoption of FASB Statement No. 123(R), "Share-Based Payment," effective for fiscal periods beginning after June 15, 2005.

Employees and officers will benefit from the accelerated vesting of their stock options in the event they terminate their employment with the Company prior to completion of the original vesting terms as they would have the ability to exercise certain options that would have otherwise been forfeited. Stock-based compensation expense will be recorded in the quarter ended December 31, 2005 based on the intrinsic value of in-the-money options subject to acceleration and our estimate of the extent to which our employees and officers are going to benefit from this modification. The closing market price per share of our common stock on December 28, 2005 was $12.30 and the exercise price of the approximately 116,000 in-the-money options on that date ranged from $7.14 to $8.38. Based on our expected employee turnover rates, we will record non-cash stock-based compensation expense of approximately $70,000 during the quarter ended December 31, 2005 with respect to these options. As a result of this acceleration, we expect to avoid charges in respect of stock-based compensation in the aggregate amount of approximately $275,000 (pre-tax) over the next two fiscal years.

Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (SFAS 123R), effective January 1, 2006, will require that compensation cost related to share-based payment transactions, including stock options, be recognized in our financial statements.

Item 9.01 Financial Statements and Exhibits

     None.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUMENT SECURITY SYSTEMS, INC.

Dated: January 4, 2006	By:	/S/ Patrick A. White

Patrick A. White
Chief Executive Officer